Consent of Independent Accountants

Consent of PricewaterhouseCoopers LLP

March 26, 1999

Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Modis Professional Services, Inc. on Form S-3 (Reg. Nos. 333-17715, 333-18695, 333-49505 and 333-67271) and on Form S-8 (Reg. Nos. 33-99262, 333-06899,
333-15701,  333-16043, 333-30455, 333-41305, 333-49495, 333-49493, 333-58261 and
333-69915) of our report dated March 26, 1999, on our audits of the consolidated financial statements of Modis Professional Services, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in the Company's filing on Form 10-K.


PricewaterhouseCoopers LLP
Jacksonville, Florida